EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S‑8 (File Number 333-239501) of Coastal Financial Corporation of our report dated June 26, 2020 with respect to the statement of net assets available for benefits of the Coastal Community Bank 401(k) Plan as of December 31, 2018, which appears in this Form 11-K for the year ended December 31, 2019.

/s/ LBMC

Brentwood, Tennessee

June 26, 2020